                                                                   EXHIBIT 11(b)

                            STERLING SOFTWARE, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                       THREE MONTHS ENDED MARCH 31, 1995
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                FULLY
                                                PRIMARY        DILUTED
                                               --------        --------
Earnings:
   Earnings applicable to common
     stockholders............................   $20,110         $20,110

   Add:  Interest expense on amounts
          outstanding for the 5 3/4%
          Convertible Subordinated Debentures
          (net of applicable income taxes)....      439           1,042

         Interest income on investment of
          proceeds from assumed conversion of
          options and warrants (net of
          applicable income taxes)...........                       605
                                               --------        --------
                                                $20,549         $21,757
                                               ========        ========
Shares:
   Weighted average of shares outstanding....    23,526          23,526

   Add common shares issued on assumed
    exercise of options and warrants.........    (4,769)         (4,769)

   Less common shares assumed repurchased....     9,877           9,877
                                               --------        --------

                                                 28,634          28,634
                                               ========
Common shares issued on
  assumed conversion of 5 3/4%
  Convertible Subordinated
  Debentures.................................                     4,056
                                                               --------

                                                                 32,690
                                                               ========
Earnings per common share:
   Primary...................................     $.72
                                               ========
   Fully diluted.............................                     $.67
                                                               ========
